                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      P.A.M. TRANSPORTATION SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      P.A.M. TRANSPORTATION SERVICES, INC.
                                HIGHWAY 412 WEST
                            TONTITOWN, ARKANSAS 72770

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To the Holders of Common Stock of P.A.M. Transportation Services, Inc.:


         Notice is hereby given that the Annual Meeting of Stockholders of P.A.M. Transportation Services, Inc., a Delaware corporation (the "Company"), will be held at the Marriott Hotel, 5402 E. Lincoln Drive, Scottsdale, Arizona 85253, on Friday, May 22, 1998 at 9:00 a.m. local time, for the following purposes:

(1) To set the number of directors for the ensuing year at six and to elect six directors to serve for a term of one year and until their successors have been elected and qualified;

(2) To approve an amendment to the 1995 Stock Option Plan of the Company to increase the number of shares available for grant thereunder from 600,000 to 2,600,000 shares; and

(3) To conduct such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record as of the close of business on April 16, 1998 will be entitled to notice of and to vote at said meeting or any adjournment thereof.

                                           By Order of the Board of Directors


                                           /S/ Robert W. Weaver
                                           Robert W. Weaver
                                           President and Chief Executive Officer
April 27, 1998





IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED BY THE SENDER IF MAILED WITHIN THE UNITED STATES.

                      P.A.M. TRANSPORTATION SERVICES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 1998

                                 PROXY STATEMENT

         This proxy statement and form of proxy, which are first being mailed to stockholders on or about April 27, 1998, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of P.A.M. Transportation Services, Inc., for use at the Annual Meeting of Stockholders of the Company to be held at the Marriott Hotel, 5402 E. Lincoln Drive, Scottsdale, Arizona 85253, on Friday, May 22, 1998, at 9:00 a.m., local time, and at any or all adjournments thereof. The address of the principal executive offices of the Company is Highway 412 West, Tontitown, Arkansas 72770 and the Company's telephone number is (501) 361-9111.

         The cost of this solicitation will be borne by the Company. In addition to the mails, proxies may be solicited by officers and regular employees of the Company, without remuneration, by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of stock entitled to vote at the meeting, and such persons will be reimbursed for the out-of-pocket expenses incurred by them in this connection.

         Any proxy given pursuant to this solicitation may be revoked by any stockholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the stockholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR the election of each of the nominees listed below and FOR the adoption of the amendment to the Company's 1995 Stock Option Plan. Abstentions and broker non-votes will not be counted as votes either in favor of or against the proposal to amend the 1995 Stock Option Plan.

         Only stockholders of record at the close of business on April 16, 1998 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of April 6, 1998, the Company had outstanding 8,299,157 shares of common stock. Each share of common stock issued and outstanding on such record date is entitled to one vote.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 16, 1998 with respect to ownership of the outstanding common stock by (i) all persons known to the Company to own beneficially more than five percent (5%) of any class of outstanding stock of the Company, (ii) each director of the Company and each nominee for director, (iii) each of the "Named Executive Officers" of the Company as shown in "Executive Compensation" herein, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the named person has sole voting and investment powers with respect to all shares.



                                                             Shares of                        Percent
                                                            Common Stock                        of
              Beneficial Owner                           Beneficially Owned                    Class
              ----------------                           ------------------                    -----

         Matthew T. Moroun                                   5,609,713(1)                      67.6%
         12225 Stephens Road
         Warren, Michigan 48091

         Norman E. Harned                                    3,092,000(2)                      37.3%
         12225 Stephens Road
         Warren, Michigan 48091

         Robert W. Weaver                                      597,428(3)                       7.2%
         4470 Bridgewater Lane
         Fayetteville, Arkansas 72701

         Daniel C. Sullivan                                     14,000(4)                       *

         Charles F. Wilkins                                      3,000(5)                       *

         W. Clif Lawson                                         76,500(6)                       *

         Larry J. Goddard                                       67,813(7)                       *

         Directors and Executive Officers                    6,368,454(8)                      76.7%
              as a Group (6 persons)

 *  Less than 1%.

--------------------

(1) Includes 7,000 shares subject to presently exercisable non-qualified stock options, 3,092,000 shares held in a trust of which Mr. Moroun is a co-trustee and a beneficiary, and 2,510,713 shares held by a limited partnership, the general partner of which is controlled by Mr. Moroun.

(2) Mr. Harned is a co-trustee with Matthew T. Moroun of the trust which holds these shares.

(3) Includes 15,000 shares subject to presently exercisable incentive stock options.

(4) Includes 5,000 shares subject to presently exercisable non-qualified stock options.

(5) Includes 3,000 shares subject to presently exercisable non-qualified stock options

(6) Includes 60,000 shares subject to presently exercisable incentive stock options.

(7) Includes 53,000 shares subject to presently exercisable incentive stock options.

(8)      Includes 143,000 shares subject to presently exercisable stock options.

         There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

                                 AGENDA ITEM ONE
                              ELECTION OF DIRECTORS

         Pursuant to the Bylaws of the Company, the number of members of the Board of Directors to be set by resolution of the stockholders is proposed to be six, all of whom are to be elected at the Annual Meeting. Proxies received will be voted for the nominees named below, unless authority to do so is withheld. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present Board of Directors. Management knows of no current circumstances which would render any nominee named herein unable to accept nomination or to serve if elected.

         Members of the Board of Directors are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

         The following persons have been nominated by management for election to the Board of Directors:

         ROBERT W. WEAVER, age 48, is a co-founder of the Company and served as its Vice President and a director from March 1980 to June 1986. He was President and Chief Operating Officer and a director from June 1986 until he resigned in February 1987. Between February 1987 and September 1989, he was self-employed as a transportation consultant. In September 1989, Mr. Weaver returned to the Company as President and Chief Operating Officer and a director. On February 22, 1990, he was appointed Chief Executive Officer.

        DANIEL C. SULLIVAN, age 57, has been a practicing attorney, specializing in transportation law, for more than ten years. Mr. Sullivan is currently a member of the firm of Sullivan & Hincks, Oak Brook, Illinois. Mr. Sullivan has served as a director of the Company since June 1986.

        MATTHEW T. MOROUN, age 25, is a stockholder and director (since 1993) of CenTra, Inc., a transportation holding company based in Warren, Michigan ("CenTra"). Since 1994, Mr. Moroun has been a director, stockholder and manager of Liberty Bell Agency, an insurance claims adjustment company, and since 1995, has been Chairman of the Board of DuraRock Reinsurance, Ltd., a reinsurance company. Prior to 1995, Mr. Moroun attended Dickinson College, Carlisle, Pennsylvania, where he earned his bachelors degree in December 1994. Mr. Moroun has served as a director of the Company since May 1992.

         CHARLES F. WILKINS, age 59, retired in January 1995 after 34 years of employment with Ford Motor Company, and since January 1995 has been self-employed as a transportation consultant. He served in various positions with Ford Motor Company in transportation management, including three years of service as Traffic Manager in Europe. Mr. Wilkins retired from the position of Director, Transportation and Traffic Office, in which he had served since 1990. Mr. Wilkins has been a member of the National Motor Carrier Advisory Committee of the Federal Highway Administration and was previously active in the National Industrial Transportation League as Chairman of the Audit Committee and Third Vice Chairman. Mr. Wilkins is currently an associate member of the American Society of Transportation and Logistics and a member of the Council of Logistics Management. Mr. Wilkins has served as a director of the Company since June 1995.

         FREDERICK P. CALDERONE, age 47, currently serves as a Vice President of CenTra. Mr. Calderone has held this position for the past 14 years. Prior to joining CenTra, Mr. Calderone was a partner with

Deloitte, Haskins, & Sells, Certified Public Accountants (now Deliotte & Touche
LLP). Mr. Calderone is a certified public accountant and an attorney.

         JOSEPH J. CASAROLL, age 60, retired in December 1997 from General Motors Corporation ("GM") where he was Director of Material Transportation, GM North American Operations. Mr. Casaroll began his career with GM in 1959 in the Chevrolet Motor Division and, during his career with GM, held various transportation and purchasing assignments. Mr. Casaroll is a past president of the Michigan Transportation Association and currently serves on the Board of Directors of the National Industrial Transportation League. He is also a member of the Council of Logistics Management and the Society of Packaging Professionals.

COMMITTEES OF THE BOARD AND MEETINGS

         The Company's Board of Directors has the following standing committees:

         (A) The Executive Committee, currently comprised of Messrs. Weaver and Moroun, exercises the authority of the Board of Directors in accordance with the Bylaws of the Company between regular meetings of the Board. The Executive Committee held no meetings during 1997.

         (B) The Audit Committee, currently comprised of Messrs. Sullivan, Wilkins and Moroun, reviews and makes recommendations to the Board of Directors on the Company's audit procedures and independent auditors' report to management and recommends to the Board of Directors the appointment of independent auditors for the Company. The Audit Committee held one meeting during 1997.

         (C) The Compensation and Stock Option Committee, currently comprised of Messrs. Sullivan, Wilkins and Moroun, reviews and makes recommendations to the Board of Directors with respect to compensation of officers of the Company as well as assists the Board in the administration of the Company's Stock Option Plans. The Compensation and Stock Option Committee held one meeting during 1997.

         The Company does not have a Directors Nominating Committee, that function being reserved to the entire Board of Directors. The Company does not have any formal procedure for considering stockholders' suggestions for director nominees prior to the solicitation of proxies. At the Annual Meeting, the Chair will entertain nominations for directors in accordance with the Company's Bylaws and Robert's Rules of Order.

         During 1997, the Board of Directors held a total of two meetings and acted once by unanimous written consent. Each incumbent director attended at least 75% of the aggregate of all meetings held by the Board of Directors and by committees of the Board on which the director served during the director's period of service.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, certain officers and persons who own more than 10% of the outstanding common stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1997, the Company's officers, directors and 10% stockholders complied with all

Section 16(a) filing requirements applicable to them, except as follows: Larry
J. Goddard, Vice President of Finance and Chief Financial Officer, filed one report on Form 4 late reporting one transaction and Daniel C. Sullivan, a director, filed one report on Form 4 late reporting one transaction.

                             EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each other executive officer whose salary and bonus exceeded $100,000 (the "Named Executive Officers") for the years ended December 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                                                          Compensation

                                              Annual Compensation            Awards
                                      -------------------------------------------------------------------
        Name                                                                Securities          All
        and Principal                                                       Underlying         Other
        Position                        Year      Salary         Bonus      Options (#)   Compensation(1)
        -------------------------------------------------------------------------------------------------

        Robert W. Weaver               1997      $284,000       $42,000         --            $400
        President and Chief            1996       266,090          --           --             400
          Executive Officer;           1995       245,875        49,000       25,000           400
          Director

        W. Clif Lawson                 1997      $150,034       $22,375         --            $400
        Executive Vice President       1996       133,782          --           --             400
          and Chief Operating          1995       123,757        24,335       50,000           400
          Officer

        Larry J. Goddard               1997      $120,440       $18,750         --            $400
        Vice President of              1996       107,208          --           --             400
        Finance,                       1995        94,439        20,000       50,000           400
          Chief Financial Officer
          and Secretary/Treasurer

        --------------------

(1) Represents amounts contributed by the Company pursuant to the Company's 401(k) Plan.

EMPLOYMENT AGREEMENT

         The Company entered into an Employment Agreement (the "Agreement") with Robert W. Weaver effective January 1, 1995, which expires on June 30, 1998 (unless extended pursuant to the Agreement). The Agreement provides that Mr. Weaver would be paid a base salary of $280,000 for fiscal year 1997, and $145,000 for the six months ending June 30, 1998. Mr. Weaver participates in bonus programs as authorized by the Board of Directors and is provided an automobile. Mr. Weaver has agreed not to compete with the Company for a period of one year following the termination of his employment with the Company. The Company has the right to extend the Agreement for an additional period of one year beyond the initial termination date at an annual base salary of $300,000.

STOCK OPTION PLANS

         During 1997, no stock options were granted to any of the Named Executive Officers.

         The following table sets forth information regarding (a) the number of shares of common stock received upon exercise of stock options by the Named Executive Officers in the fiscal year ended December 31, 1997, (b) the net value realized upon such exercise, (c) the number of unexercised options held at December 31, 1997 and (d) the aggregate dollar value of unexercised options held at December 31, 1997.


                    AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   Value of Unexercised
                                                                    Number of Securities               In-the-Money
                                                                   Underlying Unexercised               Options at
                                Shares                           Options at Fiscal Year-End          Fiscal Year-End(1)
                               Acquired             Value        ---------------------------    ---------------------------
         Name                On Exercise(#)      Realized(2)     Exercisable / Unexercisable    Exercisable / Unexercisable
--------------------         --------------      -----------     ---------------------------    ---------------------------

Robert W. Weaver                25,000           $   156,250            15,000 / 10,000               $ 55,200 / $36,800

W. Clif Lawson                  15,000           $    90,000            60,000 / 20,000               $356,250 / $85,000

Larry J. Goddard                22,000           $   156,750            53,000 / 20,000               $302,875 / $85,000

--------------------

(1) Dollar values were calculated by determining the difference between the fair market value ($10.00 per share at December 31, 1997) and the options' exercise price, multiplied by the number of shares underlying the options. An option is "in-the-money" if the market value of the common stock underlying the option exceeds the option's exercise price.

(2) Dollar values were calculated by determining the difference between the fair market value of the common stock underlying the options on the date such options were exercised and the options' exercise price, multiplied by the number of shares underlying the options.

COMPENSATION OF DIRECTORS

         Non-employee directors are currently paid $3,000 per year and $1,000 per Board or committee meeting attended, plus their expenses in attending such meetings. Directors who are also Company employees are not additionally compensated for their services as members of the Board of Directors.

         Pursuant to automatic grant provisions under the Company's Non-Qualified Stock Option Plan, on March 2 of each year, each non-employee director is granted an option to purchase 1,000 shares of common stock at an exercise price equal to 100% of the fair market value of such stock on the date of grant. During 1997, options were granted to three non-employee directors of the Company covering an aggregate of 3,000 shares of common stock at a per share exercise price of $6.00.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Daniel C. Sullivan and Matthew T. Moroun served as members of the Compensation and Stock Option Committee during 1997. Mr. Sullivan's law firm provides legal services to the Company from time to time and receives fees for services rendered. Mr. Moroun is a stockholder and director of CenTra, Inc., a transportation holding company based in Warren, Michigan ("CenTra"). The Company has had business relationships with certain transportation subsidiaries of CenTra, as described more fully below.

         During 1997, certain subsidiaries of CenTra made payments to the Company for transported freight in the aggregate amount of $9,612,830.

         During 1997, the Company made payments to certain subsidiaries of CenTra in the aggregate amount of $922,337. The principal components of these payments included fuel ($485,685), tires and road service ($137,357), and miscellaneous services or expenses ($299,295).

         Management believes that each of the above transactions was entered into on terms as favorable to the Company as could have been obtained from unaffiliated third parties, at the time such transactions were negotiated.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        See "Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions" which describes certain business relationships between the Company and certain of its directors.

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Board of Directors on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.


                        REPORT OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

         The Company reported net income of $6.3 million or $.76 per share for the year ended December 31, 1997, and has been profitable since 1992. Prior to 1992, the Company experienced losses in each of the three previous years. The compensation paid to the executive officers of the Company, including the Chief Executive Officer, has been conservative in light of the financial performance of the Company prior to 1992 and as a part of its efforts to return to and increase profitability. To reward the executive officers of the Company for the Company's significantly improved performance in recent years, the executive officers were paid a cash bonus for fiscal 1995 and 1997 under an Incentive Compensation Plan adopted by the Board of Directors (described below). No bonuses were paid in 1996 to executive officers.

         For fiscal 1997 and in previous years, the Board of Directors has adopted an Incentive Compensation Plan covering all employees (except employees who are participating in an existing cash bonus plan), including the executive officers, which provides for the payment of a cash bonus for any calendar year in which the Company achieves certain specified operating ratios. For each targeted operating ratio goal, participating employees earn a specified percentage of their base compensation as a cash bonus. The Board of Directors believes this program serves as an incentive to all participating employees (currently approximately 180 employees) to give greater effort on behalf of the Company. This plan will continue in effect for fiscal years 1998 and 1999.

         Effective January 1, 1995, the Company entered into an Employment Agreement (the "Employment Agreement") with Robert W. Weaver, its President and Chief Executive Officer, expiring June 30, 1998, and has the option to extend the Employment Agreement for an additional one year period. During the initial term of the Employment Agreement, Mr. Weaver's annual base salary ranges from $245,000 to $290,000 (pro rated in 1998). The Employment Agreement was negotiated between Mr. Weaver and certain directors serving at the time of its approval, and the Board of Directors believes that the annual compensation to be paid to Mr. Weaver pursuant to the Employment Agreement compares favorably to the compensation paid to the chief executive officers of other public transportation companies similarly situated. Mr. Weaver is entitled to participate in any bonus pool or additional incentive compensation plans authorized and approved by the Board of Directors from time to time. During 1997, pursuant to the Company's Incentive Compensation Plan, Mr. Weaver was paid a bonus of $42,000. Mr. Weaver did not receive any other bonus or incentive compensation during 1997.

         With respect to the other executive officers of the Company, including
(i) the Executive Vice President and Chief Operating Officer and (ii) the Vice President of Finance, Chief Financial Officer and Secretary/Treasurer, the Board of Directors believes that the total compensation of these individuals has been modest. Prior to 1994, salary and bonus for each of these individuals amounted to less than $100,000 per year. These officers received a cash bonus during 1995 in the amounts of $24,335 and $20,000, respectively, and, during 1997, in the amounts of $22,375 and $18,750, respectively, under the Company's Incentive Compensation Plan, reflecting the Company's improved performance in recent years.

         The Company maintains Stock Option Plans for the purpose of awarding options to its executive officers and other key employees in the discretion of the Compensation and Stock Option Committee. No options were granted to any executive officer during 1996 or 1997.

         The Board of Directors expects that as the Company's performance continues to improve, the Compensation and Stock Option Committee may take action in the future, based upon guidelines provided by the Board of Directors, to provide additional incentive compensation to the Company's executive officers. The Company's future compensation policies will be developed in light of the Company's profitability and with the goal of rewarding members of management for their contributions to the Company's success.

         It is the Company's intention that the compensation to be paid to its executive officers will not exceed the present maximum allowable amount for purposes of deductibility set forth in the Internal Revenue Code.

           Robert W. Weaver                       Daniel C. Sullivan
           Matthew T. Moroun                      Charles F. Wilkins

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's common stock against the cumulative total return of the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Total Return Index for the NASDAQ Trucking and Transportation Stocks for the period of five years commencing December 31, 1992 and ending December 31, 1997. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1992.


                      P.A.M. TRANSPORTATION SERVICES, INC.
                      STOCKHOLDER RETURN PERFORMANCE GRAPH
                                      1997







-------------------------------------------------------------------------------------------------------------------------
                                                 1992         1993         1994          1995         1996          1997
-------------------------------------------------------------------------------------------------------------------------
PTSI                                           $100.00      $500.00      $480.00       $610.00      $364.80       $800.00
NASDAQ Stock Market U.S.                       $100.00      $114.80      $112.21       $158.70      $195.19       $239.53
NASDAQ Trucking & Transportation Stocks        $100.00      $121.49      $110.17       $121.46      $141.78       $181.59
-------------------------------------------------------------------------------------------------------------------------

                                 AGENDA ITEM TWO
                  PROPOSAL TO AMEND THE 1995 STOCK OPTION PLAN

         On June 29, 1995, the Board of Directors of the Company adopted the 1995 Stock Option Plan (the "1995 Plan") for eligible officers, directors and key employees of the Company and its subsidiaries. The 1995 Plan provides for the grant of both incentive and non-qualified stock options. The purpose of the 1995 Plan is to provide motivation for participating directors, officers and key employees to remain in the employ of, and to give a greater effort on behalf of, the Company.

         The 1995 Plan provides for the grant of options to purchase up to an aggregate of 600,000 shares of Company common stock. Under the terms of the 1995 Plan, the Stock Option Committee of the Board of Directors may grant options to purchase shares of common stock to eligible officers, directors and key employees of the Company or of a subsidiary of the Company.

         As of April 1, 1998, the Company had granted options to purchase shares of common stock pursuant to the 1995 Plan as follows: (i) each Named Executive Officer (Robert W. Weaver: 25,000 shares; W. Clif Lawson: 50,000 shares; and Larry J. Goddard: 50,000 shares); (ii) all current executive officers as a group: 125,000 shares; (iii) all current directors who are not executive officers as a group: 0 shares; and (iv) all employees, including all current officers who are not executive officers, as a group: 85,000 shares.

DESCRIPTION OF PROPOSED AMENDMENT

         On April 20, 1998, the Board of Directors of the Company adopted an amendment to the 1995 Plan which would increase the number of shares of Company common stock available for grant thereunder to 2,600,000 shares from 600,000 shares. As of April 13, 1998, 390,000 shares of common stock remained available for grant under the 1995 Plan. The proposed increase in the number of authorized shares would ensure the uninterrupted continuation of the 1995 Plan. The Board of Directors recommends that stockholders vote FOR the proposed amendment. The affirmative vote of a majority of the shares of Company common stock represented in person or by proxy at the Annual Meeting is necessary for the approval of the amendment to the 1995 Plan.

DESCRIPTION OF 1995 PLAN

         Effective Date. The effective date of the 1995 Plan is June 29, 1995. The 1995 Plan shall remain in effect until all shares subject to or which may become subject to the 1995 Plan shall have been purchased pursuant to options granted under the 1995 Plan, provided that options under the 1995 Plan must be granted within ten (10) years from the effective date.

         Shares Subject to the 1995 Plan. The shares of the Company's common stock available for issuance under the 1995 Plan may, at the election of the Board of Directors, be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be reserved and made available for sale under the 1995 Plan shall be 600,000. Any shares subject to an option which for any reason expires or is terminated unexercised may again be subject to an option under the 1995 Plan.

         Persons Eligible to Participate in the 1995 Plan. Under the 1995 Plan, options may be granted only to officers, directors, key employees and consultants of the Company and its subsidiaries.

         Administration of the 1995 Plan. The 1995 Plan shall be administered by the Board of Directors or by a committee comprised of no fewer than two (2) members appointed by the Board of Directors of the Company from among its members (the "Committee"). Members of the Committee shall be "Non-Employee Directors" as such term is defined under Rule 16b-3(b)(3) under the Securities Exchange Act of

1934, as amended. Subject to the provisions of the 1995 Plan, the Board of Directors or the Committee has the authority to determine the individuals to whom options shall be granted and to determine exercise prices, the number of shares covered by each option, vesting requirements, and the terms and conditions of each option granted under the plan.

         Exercise Price, Terms of Exercise and Payment for Shares. Each option granted under the 1995 Plan will be represented by an Option Agreement which shall set forth the terms particular to that option, including the number of shares covered by the option, the exercise price, the term of the option and any vesting requirements.

         The exercise price of options granted under the 1995 Plan will be determined by the Committee, but in no event shall be less than 100% of the Market Price of the common stock on the date of the grant of the option; provided, however, that any non-qualified option may be granted at a purchase price equal to not less than 75% of the Market Price of the common stock on the date of the grant of the option. The term Market Price is defined in the 1995 Plan to be the fair market value of the Company's common stock as determined by the Board of Directors or the Committee, acting in good faith, under any method consistent with the Internal Revenue Code of 1986, as amended (the "Code"), or Treasury Regulations thereunder, as the Board or the Committee shall in its discretion apply at the time of the grant of the option concerned.

         Options may be exercised in whole or in part by the optionee, but in no event later than ten (10) years from the date of the grant. Any incentive stock option granted under the 1995 Plan to an individual who owns more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary may not be purchased at a price less than 110% of the Market Price on the day the option is granted, and no such option may be exercised more than five (5) years from the date of grant. The purchase price for the shares shall be paid in cash or shares of common stock of the Company, or a combination of both. Upon payment, the Company will deliver stock certificates for such shares to the optionee.

         Automatic Grant of Options to Non-Employee Directors. The 1995 Plan grants to non-employee directors of the Company, without necessity of action by the Board of Directors or any committee thereof, an annual option to purchase 1,000 shares of common stock on March 2 of each year at an exercise price equal to the Market Price of such stock on the date of grant. Such options are exercisable from the date of grant until the date which is the fifth anniversary of the date of grant, unless earlier terminated in accordance with the provisions of the 1995 Plan. Options granted to non-employee directors under the 1995 Plan conform in all respects to the terms of the 1995 Plan.

         Termination of Service. In the event that a holder of an option granted under the 1995 Plan ceases to be a director or employee of the Company or any subsidiary of the Company for any reason other than death or total and permanent disability, any option or unexercised portion thereof, which is otherwise exercisable on the date of such termination, shall expire three (3) months from the date of such termination, but in no event after the term provided in the option agreement. Any options which are not exercisable on the date of such termination shall immediately terminate.

         Upon the death or total and permanent disability of the holder of an option, any option or unexercised portion thereof which is otherwise exercisable shall expire within one year of the date of such death or disability. Any options which were not exercisable on the date of such death or disability shall be immediately exercisable for a period of one year.

         Options granted under the 1995 Plan are exercisable during the lifetime of the optionee only by the optionee. All options granted under the 1995 Plan are non-transferable except by will or under the laws of descent and distribution.

         Reorganization and Recapitalization. In case the Company is merged or consolidated with another corporation and the Company is not the survivor, or in case the property or stock of the Company is acquired by another corporation, or in case of a separation, reorganization, recapitalization or liquidation of the Company, the Board of Directors of the Company, or the Board of Directors of any corporation assuming the obligations of the Company, shall either make appropriate provision for the protection of any outstanding options, including without limitation the substitution of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of the common stock of the Company, or upon written notice to the optionee, provide that the option must be exercised within 60 days or it will be terminated.

         In the event that dividends are payable in common stock of the Company or in the event there are splits, subdivisions or combinations of shares of common stock of the Company, the number of shares available under the 1995 Plan will be increased or decreased proportionately, as the case may be, and the number and option exercise price of shares deliverable upon the exercise thereafter of any option theretofore granted will be increased or decreased proportionately, as the case may be.

         Limitation on Number of Shares that may be Purchased. For options granted under the 1995 Plan, the aggregate fair market value (determined at the time the option was granted) of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

         Amendment and Termination of the 1995 Plan. With respect to any shares of stock at the time not subject to options, the Board of Directors may at any time and from time to time modify or amend the 1995 Plan in any respect, except that no such modification or amendment shall be made absent the approval of the stockholders of the Company to: (i) increase the maximum number of shares for which options may be granted under the 1995 Plan; (ii) reduce the option price or waiting period; (iii) extend the period during which options may be granted or exercised; (iv) change the class of persons eligible for incentive stock options; (v) otherwise materially modify the requirements as to eligibility for participation in the 1995 Plan; or (vi) otherwise materially increase the benefits accruing to participants under the 1995 Plan. The Company's Board of Directors may also suspend the granting of options pursuant to the 1995 Plan at any time and may terminate the 1995 Plan at any time; provided, however, no such suspension or termination shall modify or amend any option granted before such suspension or termination unless the affected participant consents in writing, to such modification or amendment or there is a dissolution or liquidation of the Company.

         With the consent of the affected optionee, the Board of Directors or the Committee may amend outstanding option agreements in a manner consistent with the 1995 Plan. Without employee consent, the Board of Directors may at any time and from time to time modify or amend option agreements in such respects as it deems necessary in order that incentive options granted under the 1995 Plan shall comply with the appropriate provisions of the Code and regulations thereunder which are in effect from time to time respecting "Qualified Incentive Options."

FEDERAL INCOME TAX CONSEQUENCES

         Incentive Stock Options. All incentive stock options granted or to be granted under the 1995 Plan which are designated as incentive stock options are intended to be incentive stock options as defined in Section 422 of the Code.

         Under the provisions of Section 422 of the Code, neither the holder of an incentive stock option nor the Company will recognize income, gain, deduction or loss upon the grant or exercise of an incentive stock option. An optionee will be taxed only when the stock acquired upon exercise of his incentive stock option is sold or otherwise disposed of in a taxable transaction. If at the time of such sale or disposition the optionee has held the shares for the required holding period (two years from the date the option was granted and one year from the date of the transfer of the shares to the optionee), the optionee will recognize long-term capital gain or loss, as the case may be, based upon the difference between his exercise price and the net proceeds of the sale. However, if the optionee disposes of the shares before the end of such holding period, the optionee will recognize ordinary income on such disposition in an amount equal to the lesser of:

         (a)      gain on the sale or other disposition; or

         (b) the amount by which the fair market value of the shares on the date of exercise exceeded the option exercise price, with any excess gain being capital gain, long-term or short-term, depending on whether or not the shares had previously been held for more than one year on the date of sale or other taxable disposition.

         The foregoing discussion and the reference to capital gain or loss treatment therein assume that the option shares are a capital asset in the hands of the optionee. A sale or other disposition which results in the recognition of ordinary income to the optionee will also result in a corresponding income tax deduction for the Company.

         The 1995 Plan permits an optionee to pay all or part of the purchase price for shares acquired pursuant to exercise of an incentive stock option by transferring to the Company other shares of the Company's common stock owned by the optionee. Section 422 of the Code provides that an option will continue to be treated as an incentive stock option even if an optionee exercises such incentive stock option with previously acquired stock of the corporation granting the option. Accordingly, except as noted below with respect to certain "statutory option stock," an optionee who exercises an incentive stock option in whole or in part by transferring to the Company shares of the Company's common stock will recognize no gain or loss upon such exercise.

         Section 424(c)(3) of the Code provides that if "statutory option stock" is transferred in connection with the exercise of an incentive stock option, and if the holding period requirements under Section 422(a)(1) of the Code are not met with respect to such statutory option stock before such transfer, then ordinary income will be recognized as a result of the transfer of statutory option stock. However, the incentive stock option stock acquired through the exchange of statutory option stock will still qualify for favorable tax treatment under Section 422 of the Code.

         Incentive stock options offer two principal tax benefits: (1) the possibility of converting ordinary income into capital gain to the extent of the excess of fair market value over option price at the time of exercise, and (2) the deferral of recognition of gain until disposition of the stock acquired upon the exercise of the option.

         The Taxpayer Relief Act of 1997 (the "1997 Tax Act") made significant changes to individual capital gains tax rates. The 1997 Tax Act generally reduces the maximum tax rate for gains realized by individual taxpayers from the sale of capital assets held for more than eighteen months from 28% to 20% (18% if the property has been held for more than five years and is acquired and sold after the year 2000). For capital assets held for more than one year but not more than eighteen months, the maximum tax rate remains at 28%, as it was under prior law. In addition, taxpayers otherwise subject to the 15% rate bracket will be entitled to a 10% maximum tax rate on long-term capital gains (18% if the property has been held for more than five years and is sold after the year
2000). The new maximum tax rates for long-term capital gains will apply for purposes of both the regular income tax and the alternative minimum tax. However, the excess of the fair market value of shares acquired through the exercise of an incentive stock option over the exercise price is taken into account in computing an individual taxpayer's alternative minimum taxable income. Thus, the exercise of an incentive stock option could result in the imposition of an alternative minimum tax liability.

         In general, an option granted under the 1995 Plan which is designated as an incentive stock option will be taxed as described above. However, in some circumstances an option which is designated as an incentive stock option will be treated as a non-qualified stock option and the holder taxed accordingly. For example, a change in the terms of an option which gives the employee additional benefits may be treated as the grant of a new option. Unless all the criteria for treatment as an incentive stock option are met on the date the "new option" is considered granted (such as the requirement that the exercise price of the option be not less than the fair market value of the stock as of the date of the grant), the option will be treated and taxed as a non-qualified stock option.

         Non-Qualified Stock Options. All options granted or to be granted under the 1995 Plan which do not qualify as incentive stock options are non-statutory options not entitled to special tax treatment under Section 422 of the Code.

         A participant in the 1995 Plan will recognize taxable income upon the grant of a non-qualified stock option only if such option has a readily ascertainable fair market value as of the date of the grant. In such a case, the recipient will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option as of such date over the price, if any, paid for such option. No income would then be recognized on the exercise of the option, and when the shares obtained through the exercise of the option are disposed of in a taxable transaction, the resulting gain or loss would be capital gain or loss (assuming the shares are a capital asset in the hands of the optionee). However, under the applicable Treasury Regulations, the non-qualified stock options issued under the 1995 Plan will not have a readily ascertainable fair market value unless at the time such options are granted similar options of the Company are actively traded on an established market. The Company presently has no such actively traded options.

         Upon the exercise of a non-statutory option not having a readily ascertainable fair market value, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price for those shares. The Company is not entitled to an income tax deduction with respect to the grant of a non-statutory stock option or the sale of stock acquired pursuant thereto. The Company generally is permitted a deduction equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise of a non-statutory stock option.

         The 1995 Plan permits the Committee to allow an optionee to pay all or part of the purchase price for shares acquired pursuant to an exercise of a non-statutory option by transferring to the Company other shares of the Company's common stock owned by the optionee. If an optionee exchanges previously acquired common stock pursuant to the exercise of a non-qualified stock option, the Internal Revenue Service has ruled that the optionee will not be taxed on the unrealized appreciation of the shares surrendered in the exchange. In other words, the optionee is not taxed on the difference between his or her cost basis for the old shares and their fair market value on the date of the exchange, even though the previously acquired shares are valued at the current market price for purposes of paying all or part of the option price.

         Basis and Holding Period of Shares. In most cases, the basis in shares acquired upon the exercise of a non-qualified option will be equal to the fair market value of the shares on the employee's income recognition date, and the holding period for determining gains and losses on a subsequent disposition of such shares will begin on such date. In the case of an incentive stock option, the basis of the shares acquired on the exercise of the option will be equal to the option's exercise price, and the holding period of the shares will begin on the date the incentive stock option is exercised. However, if shares of previously acquired stock are surrendered to pay the exercise price of an incentive stock option or a non-qualified stock option, the basis and holding period of the shares received in exchange therefor are determined differently. The basis of the shares surrendered to pay the exercise price becomes the basis of an equal number of new shares received upon the exercise of the option, and the holding period of the new shares will include the holding period of the shares surrendered to pay the exercise price (except for the purpose of meeting the holding period required by Section 422 of the Code). The remaining shares received upon the exercise of an incentive option will have a basis equal to any cash paid on the exercise and any gain recognized on the disposition of statutory option stock under Section 424(c)(3) of the Code. The remaining shares received upon the exercise of a non-qualified option will have a basis equal to the fair market value of such shares less any cash paid on the exercise (the amount included in the optionee's taxable income). The holding period for such remaining shares will begin on the date of receipt by the optionee.

         General. The 1995 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

         THE PRECEDING DISCUSSION IS BASED UPON FEDERAL TAX LAWS AND REGULATIONS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, WHICH ARE SUBJECT TO CHANGE, AND UPON AN INTERPRETATION OF THE STATUTORY PROVISIONS OF THE CODE, ITS LEGISLATIVE HISTORY AND RELATED INCOME TAX REGULATIONS. FURTHERMORE, THE FOREGOING IS ONLY A GENERAL DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE 1995 PLAN AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL FEDERAL INCOME TAX ASPECTS OF THE 1995 PLAN. OPTION HOLDERS MAY ALSO BE SUBJECT TO STATE AND LOCAL TAXES IN CONNECTION WITH THE GRANT OR EXERCISE OF OPTIONS GRANTED UNDER THE 1995 PLAN AND THE SALE OR OTHER DISPOSITION OF SHARES ACQUIRED UPON EXERCISE OF THE OPTIONS. EACH EMPLOYEE RECEIVING A GRANT OF OPTIONS SHOULD CONSULT WITH HIS OR HER PERSONAL TAX ADVISOR REGARDING FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE 1995 PLAN.

         The approval of the holders of a majority of the shares of the Company's common stock present and voting at the Annual Meeting is necessary to approve the proposed amendment to the 1995 Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS APPROVE THE PROPOSED AMENDMENT TO THE 1995 PLAN.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On November 19, 1996, the Company dismissed its independent auditors, Ernst & Young LLP, and on the same date engaged the firm of Arthur Andersen LLP as its independent auditors for the fiscal year ending December 31, 1996. Each of these actions was approved by the Board of Directors of the Company.

         The reports of Ernst & Young LLP on the financial statements of the Company for each of the two fiscal years ended December 31, 1994 and 1995 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1995 and 1994, and in the subsequent interim period prior to the dismissal of Ernst & Young LLP, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in its report.

         Ernst & Young LLP has furnished the Company with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements, a copy of which has been filed as an exhibit to a Current Report on Form 8-K dated November 19, 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP served as the independent auditors of the Company for the fiscal year ended December 31, 1997. No auditors have yet been selected as the independent auditors for the Company for the fiscal year ending December 31, 1998. Such selection will be made by the Board of Directors upon the recommendation of the Audit Committee. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.


              ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

         Additional information concerning the Company, including financial statements of the Company, is provided in the Company's 1997 Annual Report to Stockholders that accompanies this proxy statement. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, is available to stockholders who make a written request therefor to the Secretary of the Company, Larry J. Goddard, at the offices of the Company, Highway 412 West, P.O. Box 188, Tontitown, Arkansas 72770. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of the Company's expenses in furnishing such documents.


                              STOCKHOLDER PROPOSALS

         Any proposal to be presented at next year's Annual Meeting of Stockholders must be received at the principal executive offices of the Company not later than December 29, 1998, directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                                  OTHER MATTERS

         Management does not know of any matters to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.


                                By Order of the Board of Directors


                                /s/ Robert W. Weaver
                                Robert W. Weaver
                                President and Chief Executive Officer

April 27, 1998

                                                                        APPENDIX

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                       OF
                      P.A.M. TRANSPORTATION SERVICES, INC.

    The undersigned stockholder(s) of P.A.M. Transportation Services, Inc., a Delaware corporation, hereby appoints Robert W. Weaver and Larry J. Goddard, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of P.A.M. Transportation Services, Inc. to be held on Friday, May 22, 1998 at 9:00 a.m., local time, at the Marriott Hotel, 5402 E. Lincoln Drive, Scottsdale, Arizona 85253, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1) To set the number of directors for the ensuing year at six, and to elect six directors for a term of one year and until their successors are elected and qualified:

      [ ]  FOR all nominees listed below                         [ ]  WITHHOLD AUTHORITY to vote for all nominees
           (except as otherwise indicated below)

            Robert W. Weaver; Daniel C. Sullivan; Matthew T. Moroun; Charles F. Wilkins; Frederick P. Calderone; and Joseph J. Casaroll

    If you wish to withhold authority to vote for any individual nominee(s), write the name(s) on the line below:

--------------------------------------------------------------------------------

(2) To approve an amendment to the 1995 Stock Option Plan of P.A.M. Transportation Services, Inc. to increase the number of shares available for grant thereunder from 600,000 shares to 2,600,000 shares.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN
(3) In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This proxy, when properly executed, will be voted in accordance with directions given by the undersigned stockholder. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ABOVE PROPOSALS AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                                  Dated:                  , 1998
                                                        ------------------

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                    Signature if held jointly

                                                  (This Proxy should be marked,
                                                  dated, and signed by the
                                                  stockholder(s) exactly as his
                                                  or her name appears hereon,
                                                  and returned promptly in the
                                                  enclosed envelope. Persons
                                                  signing in a fiduciary
                                                  capacity should so indicate.
                                                  If shares are held by joint
                                                  tenants or as community
                                                  property, both should sign.)